Exhibit 99.01
OGE Energy Corp. reports third quarter results
Company nearing system restoration following historic ice storms

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP ("Enable"), today reported earnings of $0.89 per diluted share for the three months ended September 30, 2020, compared to $1.25 per diluted share for the third quarter of 2019. OGE Energy's ongoing earnings for the third quarter were $1.04 per share. Ongoing earnings is a non-GAAP financial measure utilized by OGE Energy to discuss financial results for 2020. Further discussion of ongoing earnings and a reconciliation in accordance with GAAP is included below.

•OG&E, a regulated electric utility, contributed earnings of $1.00 per share in the third quarter, compared with earnings of $1.13 per share in the third quarter last year.
•Natural Gas Midstream Operations contributed earnings of $0.05 per share compared with earnings of $0.14 per share in the third quarter last year.
•The holding company and other operations posted a loss of $0.16 in the third quarter, compared with a loss of $0.02 in the third quarter last year. The holding company's ongoing earnings for the third quarter of 2020 were a loss of $0.01 per share.

"We experienced an unusually cool summer this year, along with the impacts of COVID, and have offset these headwinds through operational savings," said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. "We also want to extend our appreciation for the community and off system support as we restore power across our territory following these historic ice storms."

Discussion of Third Quarter 2020
OGE Energy's net income was approximately $177 million in the third quarter, compared to approximately $251 million in the year-ago quarter. OGE Energy’s ongoing earnings were $207 million or $1.04 per share in the third quarter of 2020.

OG&E's net income was approximately $199 million in the third quarter, compared to approximately $227 million in the comparable quarter last year. The primary driver for the decrease in net income was less favorable weather in the quarter compared to 2019 with cooling degree days decreasing approximately 21% from the comparable quarter last year. This was partially offset by lower operation and maintenance expense.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of approximately $10 million for the third quarter of 2020 compared to net income of approximately $29 million for the same period in 2019. The decrease was primarily driven by OGE's share of Enable's impairment of its investment in the Southeast Supply Header pipeline, adjusted for basis differences, which had a non-cash impact of approximately $12 million, and lower net income from its gathering and processing business resulting from lower natural gas gathered and processed volumes. In addition, Enable Midstream issued cash distributions to OGE of approximately $18 million in the third quarter of 2020 compared to $37 million in 2019.

2020 Earnings Outlook
The Company’s 2020 OG&E earnings guidance is projected to be $1.68 to $1.70 per average diluted share, narrowed and adjusted for mild summer weather, from the previously issued guidance of $1.72 to $1.78 per average diluted share. As a result of the equity method investment impairment recorded by Enable, OGE Energy projects a loss from Natural Gas Midstream Operations to be between ($2.63) to ($2.59) per average diluted share. Ongoing earnings contributions per average diluted share from Natural Gas Midstream Operations are projected to be between $0.32 and $0.36 and we expect to receive approximately $93 million in cash distributions. Additionally, OGE Energy consolidated guidance for 2020 has changed from approximately ($0.87) to ($0.77) per average diluted share to ($0.95) to ($0.89) per average diluted share. OGE Energy consolidated ongoing earnings are projected to be between approximately $2.00 to $2.06 per average diluted share. The guidance assumes approximately 200 million average diluted shares outstanding. More information regarding the Company’s 2020 earnings guidance is contained in the Company's 2019 Form 10-K and Form 10-Q for the period ending September 30, 2020 as filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, November 5, at 8 a.m. CST. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 865,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Exhibit 99.01

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and natural gas liquids ("NGLs"); the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in our markets; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2019 and in the Company's Form 10-Q for the quarter ended September 30, 2020.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01
Non-GAAP Financial Measures

The Company
"Ongoing earnings" and "ongoing earnings per average diluted share" are defined by the Company as GAAP Net Income (Loss) and GAAP Earnings (Loss) per Average Diluted Share adjusted to exclude certain non-cash charges and the associated tax impacts. These financial measures excluded a non-cash charge of $780.0 million, or $3.90 per average diluted share, associated with the impairment of the Company's investment in Enable, which the Company's management considers an unusual and infrequent event. Management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of the Company's fundamental core earnings power. The Company's management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors and when communicating its earnings outlook to analysts and investors.

Reconciliations of ongoing earnings and ongoing earnings per average diluted share for the three months ended September 30, 2020 are below.

	OG&E (Electric Utility)	OGE Holdings (Natural Gas Midstream Operations)	Other Operations (B)	Consolidated Total
Three months ended September 30, 2020
(In millions)
GAAP net income (loss)	$199.5	$10.1	$(32.2)	$177.4
Enable investment impairment charge (A)	—	—	—	—
Tax effect	—	—	29.6	29.6
Ongoing earnings	$199.5	$10.1	$(2.6)	$207.0

GAAP net income (loss) per average diluted share	$1.00	$0.05	$(0.16)	$0.89
Enable investment impairment charge per share (A)	—	—	—	—
Tax effect per share	—	—	0.15	0.15
Ongoing earnings per average diluted share	$1.00	$0.05	$(0.01)	$1.04
(A) Does not include a $11.5 million pre-tax charge recorded during the three months ended September 30, 2020 for the Company's share of Enable's equity method investment impairment, as adjusted for basis differences, as the Company's management does not consider this event unusual and infrequent.
(B) As a result of the impairment of the Company's investment in Enable, other operations' GAAP net income (loss) and GAAP earnings (loss) per average diluted share include a tax benefit impact due to a consolidating income tax adjustment related to the interim period that will continue to eliminate in the ordinary course of business over the remainder of the year.

Exhibit 99.01
Reconciliations of ongoing earnings per average diluted share included in the 2020 Outlook are below.

Twelve Months Ended December 31, 2020 (A)
OGE Holdings
GAAP net loss per average diluted share	$(2.61)
Enable investment impairment charge per share (B)	3.90
Tax effect per share	(0.95)
Ongoing earnings per average diluted share	$0.34

Consolidated OGE
GAAP net loss per average diluted share	$(0.92)
Enable investment impairment charge per share (B)	3.90
Tax effect per share	(0.95)
Ongoing earnings per average diluted share	$2.03

(A)Based on the midpoint of earnings guidance for 2020.
(B)Represents the impairment that the Company recorded on its equity investment in Enable in March 2020.

Exhibit 99.01
OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions except per share data)	2020	2019	2020	2019
OPERATING REVENUES
Revenues from contracts with customers	$687.8	$739.2	$1,600.2	$1,717.7
Other revenues	14.3	16.2	36.7	41.4
Operating revenues	702.1	755.4	1,636.9	1,759.1
COST OF SALES	209.1	234.0	481.5	625.3
OPERATING EXPENSES
Other operation and maintenance	109.7	129.8	347.2	368.6
Depreciation and amortization	100.5	94.1	292.2	260.8
Taxes other than income	24.8	23.2	76.3	70.4
Operating expenses	235.0	247.1	715.7	699.8
OPERATING INCOME	258.0	274.3	439.7	434.0
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	15.8	38.3	(703.8)	104.8
Allowance for equity funds used during construction	1.1	1.0	3.7	3.7
Other net periodic benefit expense	(2.0)	(1.4)	(3.5)	(8.7)
Other income	5.5	4.6	27.0	16.3
Other expense	(5.4)	(5.5)	(23.9)	(15.6)
Net other income (expense)	15.0	37.0	(700.5)	100.5
INTEREST EXPENSE
Interest on long-term debt	38.7	37.5	114.1	101.9
Allowance for borrowed funds used during construction	(0.5)	(0.6)	(1.5)	(2.2)
Interest on short-term debt and other interest charges	1.6	2.7	6.3	10.4
Interest expense	39.8	39.6	118.9	110.1
INCOME (LOSS) BEFORE TAXES	233.2	271.7	(379.7)	424.4
INCOME TAX EXPENSE (BENEFIT)	55.8	20.8	(151.2)	26.2
NET INCOME (LOSS)	$177.4	$250.9	$(228.5)	$398.2
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.1	200.2	200.1	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.4	200.8	200.1	200.6
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.89	$1.25	$(1.14)	$1.99
DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.89	$1.25	$(1.14)	$1.98

Exhibit 99.01
Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2020	2019	2020	2019
Operating revenues by classification:
Residential	$302.7	$328.0	$683.4	$710.0
Commercial	160.3	176.6	370.5	396.7
Industrial	60.5	68.1	148.8	176.0
Oilfield	51.1	59.4	129.2	159.5
Public authorities and street light	59.0	67.0	136.2	154.3
Sales for resale	—	—	—	0.1
System sales revenues	633.6	699.1	1,468.1	1,596.6
Provision for rate refund	4.8	(2.3)	3.2	(2.9)
Integrated market	18.0	12.8	33.7	29.8
Transmission	35.0	36.7	109.0	112.6
Other	10.7	9.1	22.9	23.0
Total operating revenues	$702.1	$755.4	$1,636.9	$1,759.1
MWh sales by classification (In millions)
Residential	3.0	3.2	7.4	7.6
Commercial	1.9	2.1	4.9	5.1
Industrial	1.1	1.2	3.1	3.4
Oilfield	1.1	1.2	3.2	3.5
Public authorities and street light	0.9	1.0	2.2	2.4
System sales	8.0	8.7	20.8	22.0
Integrated market	0.7	0.3	1.5	0.9
Total sales	8.7	9.0	22.3	22.9
Number of customers	865,259	855,904	865,259	855,904
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	2.137	1.943	1.935	2.234
Coal	1.772	2.025	1.838	2.005
Total fuel	1.931	1.857	1.787	2.002
Total fuel and purchased power	2.302	2.528	2.058	2.616
Degree days
Heating - Actual	29	—	1,980	2,277
Heating - Normal	19	19	2,023	2,023
Cooling - Actual	1,163	1,477	1,745	1,958
Cooling - Normal	1,382	1,382	2,021	2,021